QUADRIGA SUPERFUND, L.P. — SERIES A AND SERIES B SUPPLEMENT

DATED MARCH 14, 2006 TO PROSPECTUS DATED DECEMBER 13, 2005

FEBRUARY 2006 PERFORMANCE UPDATE

			Total NAV	NAV per Unit
	February 2006	Year to Date	02/28/06	02/28/06

Series A	-3.66%	2.96%	$60,712,954	$1,367.68

Series B	-4.95%	4.29%	$38,891,666	$1,586.92

*	All performance is reported net of fees and expenses

Fund results for February 2006:

      Short-term US interest rates continued to trend downward in the month of February as economic data fueled speculation that the Fed is not done raising interest rates. Quadriga Superfund L.P.’s (“the Fund’s”) short/long Strategy in the money market performed positively.

      US Crude, Heating Oil and Unleaded Gas reversed their January gains, with decreases of 8.1%, 7.7%, and 16.8% respectively from the close of January to February, which resulted in a considerable loss of the Fund’s short/long positions.

      By mid-February metals declined sharply. As a result the “long” strategy established by the Fund’s trading system produced a negative result for this market

      Other market sectors did not reveal significant trends and didn’t have any major influence on this month’s overall negative performance.

      For the month of February 2006, Series A lost 3.66% and Series B lost 4.95%, including all fees and expenses.

/s/ Christian Baha

Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

Enclosures

QUADRIGA SUPERFUND, L.P. — SERIES A

FEBRUARY 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended February 28, 2006)

STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$198,688

EXPENSES

Management fee	94,148

Organization and offering expenses	50,891

Operating and other expenses	212,075

Incentive fee	—

Brokerage commissions	117,769

Total expenses	474,883

NET INVESTMENT GAIN (LOSS)	(276,195)

REALIZED AND UNREALIZED GAIN(LOSS) ON INVESTMENTS

Net realized gain on futures and forward contracts	2,046,655

Net change in unrealized appreciation or depreciation on futures and forward contracts	(4,076,190)

NET GAIN(LOSS) ON INVESTMENTS	(2,029,535)

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	$(2,305,730)

STATEMENT OF CHANGES IN NET ASSET VALUE

February 28, 2006

NET ASSETS, beginning of period	$62,712,051

NET INCREASE(DECREASE) IN NET ASSETS FROM OPERATIONS	(2,305,730)
CAPITAL SHARE TRANSACTIONS

Issuance of shares	1,193,300

Redemption of shares	(886,667)

NET INCREASE IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	306,633

NET INCREASE (DECREASE) IN NET ASSETS	(1,999,097)

NET ASSETS, end of period	$60,712,954

NAV Per Unit, end of period	$1,367.68

QUADRIGA SUPERFUND, L.P. — SERIES B

FEBRUARY 2006 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month Ended February 28, 2006)

STATEMENT OF INCOME

Month

INVESTMENT INCOME, interest	$129,411

EXPENSES

Management fee	60,310

Organization and offering expenses	32,600

Operating and other expenses	136,488

Incentive fee	—

Brokerage commissions	105,040

Total expenses	334,438

NET INVESTMENT GAIN (LOSS)	(205,027)

REALIZED AND UNREALIZED GAIN ON INVESTMENTS

Net realized gain on futures and forward contracts	2,075,415

Net change in unrealized appreciation or depreciation on futures and forward contracts	(3,895,508)

NET GAIN (LOSS) ON INVESTMENTS	(1,820,093)

NET INCREASE IN NET ASSETS FROM OPERATIONS	$(2,025,120)

STATEMENT OF CHANGE IN NET ASSET VALUE

February 28, 2006

NET ASSETS, beginning of period	$41,853,260

NET INCREASE (DECREASE) IN NET ASSETS FROM OPERATIONS	(2,025,120)
CAPITAL SHARE TRANSACTIONS

Issuance of shares	183,400

Redemption of shares	(1,119,873)

NET INCREASE (DECREASE) IN NET ASSETS FROM CAPITAL SHARE TRANSACTIONS	(936,473)

NET INCREASE (DECREASE) IN NET ASSETS	(2,961,593)

NET ASSETS, end of period	$38,891,667

NAV Per Unit, end of period	$1,586.92

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Christian Baha

Christian Baha, President
Superfund Capital Management, Inc.
General Partner
Quadriga Superfund, L.P.

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